Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S−8 of our report dated June 11, 2010, relating to the consolidated financial statements of Tegal Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty about Tegal Corporation’s ability to continue as a going concern) which appears in Tegal Corporation’s Annual Report on Form 10−K for the fiscal year ended March 31, 2010.

/s/Burr Pilger Mayer, Inc.
San Francisco, California
September 29, 2010